UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)		October 27, 2005
Diomed Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	000-32045	84-1480636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Dundee Park, Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)
(978) 475-7771
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 7.01. REGULATION FD DISCLOSURE.

On October 27, 2005, the Company issued a press release, setting forth its earnings results for the quarterly period ended September 30, 2005 (a copy of which is attached as Exhibit 99.1 to this Current Report), and the Company also conducted a previously announced teleconference wherein the Company’s Chief Executive Officer and Chief Financial Officer gave an oral presentation of recent Company developments and the Company’s earnings for the third quarter of 2005.

Following the Company’s presentation, the Company invited questions and responded with answers. Certain of these answers provided additional information. To ensure the full dissemination of this information, the Company is filing this Current Report. The particular information is as follows:

Hurricane Impact

The Company was asked to quantify the impact of hurricanes Katrina and Rita on the Company’s revenue for the quarterly period ended September 30, 2005.

Mr. Wylie commented that the dollar amount of this impact was between $100,000 and $150,000, representing three to five laser sales that were not completed due to the storms. Mr. Wylie further remarked that the Company anticipates that these sales were deferred (due to the disruption caused by the storms in the affected regions and the attendant shift in priorities as prospective customers reacted to the storms), and the Company does not expect to lose these deferred sales.

New DELTA Line of Lasers

The Company was asked to provide detail as to the Company’s decrease in gross margins during the third quarter.

Mr. Swank responded by indicating that this decrease is the result of a mix of factors, including the increase in sales of EVLT® disposable and accessory products, which have lower margins, the decrease in sales of PDT and other surgical lasers, which typically have higher margins, and the accounting for manufacturing efficiency variances incurred in initial  manufacturing of the Company’s new DELTA line of lasers. Mr. Wylie further remarked that the DELTA line of lasers would be priced higher than the Company’s current laser line (for example between a list price of $37,900 and $39,900 per DELTA D-15 laser (depending on configuration) as compared to $33,900 for the Company’s current D-15 laser), and that manufacturing efficiencies are expected to provide higher margins for DELTA lasers than the existing laser line. Mr. Wylie and Mr. Swank also elaborated to state that the Company would continue to use its existing laser line in international markets until inventory is depleted.

VeinViewer™

The Company was asked for indications of the impact on the Company of the distribution of VeinViewer™ (for which the Company became exclusive distributor pursuant to an August 2005 distribution agreement with Luminetx Corporation, which developed VeinViewer™).

Mr. Wylie further commented that the Company expects to achieve the minimum sales required to maintain its exclusivity for VeinViewer™ distribution in the Company’s territory, and has already received in excess of 100 inquiries with respect to VeinViewer™. Mr. Wylie also stated that the Company would offer VeinViewer™ at a list price of $17,500.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

99.1	Press Release, dated October 27, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: October 27, 2005                       By: /s/ James A. Wylie, Jr.
Name: James A. Wylie, Jr.
Title:	President and Chief Executive Officer

List of Exhibits:
99.1	Press Release, dated October 27, 2005